Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-234391) on Form S-8 of the Unitil Corporation Tax Deferred Savings and Investment Plan of our report dated June 5, 2023 with respect to the statement of net assets available for benefits of the Unitil Corporation Tax Deferred Savings and Investment Plan as of December 31, 2022, which appears in the December 31, 2023 annual report on Form 11-K of the Unitil Corporation Tax Deferred Savings and Investment Plan.

/s/ Caron & Bletzer, PLLC

Kingston, NH

June 27, 2024